Exhibit 99.1
First National Bank Announces Retirement
April, 27, 2006 — Orrville, OH — National Bancshares Corporation and its subsidiary First National Bank, announced today that Chairman of the Board, President and CEO Charles J. Dolezal has announced his retirement from the organization. Mr. Dolezal will remain as President and CEO of National Bancshares and First National Bank for as many as the next six months. Additionally, he will remain on the board of directors for six months.
“I have had the privilege of serving First National Bank for over 30-years, 25 of those years as President and CEO. During these 30 years, the Bank has increased in size more than five fold and continues in sound financial condition. We have experienced many changes, not only within this organization, but also within the industry. I believe now is the appropriate time for me to move on to the next phase of my life. I wish the Directors, Officers and Staff of this fine institution all the best for the future.”
Board of director member John W. Kropf commented on Mr. Dolezal’s retirement. “Under Mr. Dolezal’s leadership First National Bank has become a major player in the Bank’s market area. He is leaving the bank in a position to attain a new level of prominence.”
During Mr. Dolezal’s 25 years as President and CEO, he has been instrumental in growing the Bank. During this time, the Bank has grown from $70.2 million in assets to $307 million in assets. Since 1981, the Bank created National Bancshares as the holding company of First National Bank, expanded into Medina County (Lodi and Seville), expanded into Wooster (Cleveland Road and Burbank Road) and expanded into Massillon, with the acquisition of Peoples Financial Corporation in 2002.
As a result of this retirement, John W. Kropf, 62, member of the Board of Directors, has been elected Chairman of the Board of Directors. Mr. Kropf has been a member of the Bank’s Board of Directors since 1974. He is an attorney and a partner with the law firm Kropf, Wagner, Hohenberger & Lutz, LLP in Orrville, Ohio. Mr. Kropf served as Law Director for the City of Orrville, Ohio for 23 years. Currently, he serves as Chairman of the Board of Baldwin-Wallace College, and is a Trustee of the Boys Village Foundation Board.
The Bank’s board of directors has assembled a board search committee and will begin looking for Mr. Dolezal’s replacement immediately. The successful individual will be expected to have proven track record in growing a financial institution organically. The Board anticipates the successful recruitment of Mr. Dolezal’s replacement within the next three to six months.
National Bancshares Corporation, a one-bank holding company with assets of approximately $300 million, operates fourteen First National Bank offices in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville. Visit First National Bank on the web at www.fnborrville.com.
This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate” and “seek,” as well as similar expressions, are forward looking in nature. Actual results and events may differ materially from those expressed or anticipated. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events or otherwise.